Exhibit 10.32

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 1st day of December 2004, between 1st Centennial Bank (the “Bank”), having a principal place of business at 218 East State Street, Redlands, California 92373, and Suzanne Dondanville (“Executive”), whose residence address is 445 Alabama Street, San Gabriel, California 91775.

W I T N E S S E T H

WHEREAS, the Bank desires to continue to avail itself of the skill, knowledge and experience of Executive in order to insure the successful management of its business;

WHEREAS, the parties hereto desire to specify the terms controlling Executive’s employment by the Bank;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, it is agreed that from and after December 1, 2004 (the “Effective Date”), the following terms and conditions shall apply to Executive’s said employment:

A.	TERM OF EMPLOYMENT

The Bank hereby employs Executive and Executive hereby accepts employment with the Bank for the period of three (3) years (the “Term”) commencing with the Effective Date, subject, however, to prior termination of this Agreement as hereinafter provided. Where used herein, “Term” shall refer to the entire period of employment of Executive by the Bank hereunder, whether for the period provided above, or whether extended or terminated earlier as hereinafter provided. If either party to this Agreement does not desire for the Agreement to be renewed at the end of the Term, such party shall so notify the other party not less than three (3) months prior to the expiration of the Term. If no notice is given and the parties fail to take any affirmative action to enter into a new employment agreement, this Agreement shall continue in full force and effect for an additional year.

B.	DUTIES OF EXECUTIVE

1. Duties. Executive shall perform the duties of Executive Vice President and Chief Operating Officer of the Bank, subject to the powers by law vested in the Board of Directors of the Bank and in the shareholders of both the Bank and its parent holding company, 1st Centennial Bancorp (the “Company”). During the Term, Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Bank’s Articles of Incorporation, Bylaws and internal written policies.

2. Conflicts of Interest. Except as permitted by the prior written consent of the Board of Directors of the Bank, Executive shall devote Executive’s entire productive time, ability and attention to the business of the Bank during the Term and Executive shall not directly or indirectly render any services of a business, commercial or professional nature, to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Bank’s interests. Notwithstanding the foregoing, Executive may make investments of a passive nature in any business or venture, provided however, that neither such business or venture is in competition, directly or indirectly, in any manner with the Bank.

C.	COMPENSATION

1. Salary. For Executive’s services hereunder, the Bank shall pay or cause to be paid as annual base salary to Executive the sum of One Hundred Thirty Thousand Dollars ($130,000) for each year of the Term. Said salary shall be payable in equal installments in conformity with the Bank’s normal payroll period. Annual adjustments after the first year of the Term may be made in the discretion of the Board of Directors.

2. Bonuses. Executive shall receive such bonuses as the Board of Directors, in its sole discretion, shall determine.

3. Other. Executive and the Bank are also parties to a Salary Continuation Agreement dated December 17, 2002.

D.	EXECUTIVE BENEFITS

1. Vacation. Executive shall be entitled to a four (4) week vacation during each year of the Term; provided, however, that for each year of the Term, Executive is required to and shall take at least two (2) weeks of said vacation (the “Mandatory Vacation”), which shall be taken consecutively. Executive is encouraged to use all accrued vacation benefits and will be expected to take vacation in the year it is earned. Vacation benefits shall not accrue above one hundred sixty (160) hours at any time. The Bank’s Board of Directors, in its discretion, may waive the provision with respect to unused vacation time.

2. Group Medical and Life Insurance Benefits. The Bank shall provide for Executive, at the Bank’s expense, group health and life insurance benefits in accordance with the Bank’s Personnel Policy as in effect from time to time. Said coverage shall be in existence or shall take effect as of the Effective Date hereof and shall continue throughout the Term. Provision of the insurance is subject to Executive’s passing the necessary physical examinations for qualification, if any.

3. Automobile. The Bank shall provide Executive, for Executive’s sole use, a suitable full-sized Bank-owned automobile, which automobile shall at no time be older than three (3) years. The specific make and model of such automobile shall be determined by mutual agreement, but the purchase price shall not exceed Forty Thousand Dollars ($40,000). The Bank shall pay all operating expenses of any nature whatsoever with regard to such automobile, provided Executive furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such payments as deductible business expenses of the Bank and not as deductible compensation to Executive. The Bank shall also procure and maintain in force an automobile liability insurance policy on such automobile, containing all reasonable and necessary coverage.

E.	REIMBURSEMENT FOR BUSINESS EXPENSES

Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Bank during the Term, which types of expenditures shall be determined by the Board of Directors, provided that:

(a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank as a business expense and not as deductible compensation to Executive; and

(b) Executive furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and not as deductible compensation to Executive.

F.	TERMINATION

1. Termination for Cause. The Bank may terminate this Agreement at any time by action of the Board of Directors, if Executive fails to perform or habitually neglects the duties which she is required to perform hereunder, if Executive engages in illegal activity which materially adversely affects the Bank’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as reasonably determined by the Board of Directors in good faith, or if Executive commits any act which would cause termination of coverage under the Bank’s Bankers’ Blanket Bond as to Executive (as distinguished from termination of coverage as to the Bank as a whole). In the event the Bank terminates this Agreement for cause as provided herein, Executive shall not be eligible for any severance benefits otherwise contemplated by this Agreement. Such termination shall not prejudice any remedy which the Bank may have at law, in equity, or under this Agreement.

2. Death or Disability. In the event of Executive’s death or if Executive is found to be physically or mentally disabled (as hereinafter defined) by the Board of Directors in good faith, this Agreement shall terminate without any further liability or obligation by the Bank to Executive.

For purposes of this Agreement only, physical or mental disability shall be defined as Executive being unable to fully perform under this Agreement for a continuous period of ninety (90) days or a cumulative period of one-hundred eighty (180) days in any calendar year. If there should be a dispute between the Bank and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the San Bernardino County

Medical Association. The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto.

In the event of such disability, in lieu of any payments otherwise due under this Agreement, the Bank will provide salary continuation for one hundred eighty (180) days, less accrued sick leave. Accrued sick leave is to be utilized until exhausted prior to salary continuation provided herein.

3. Action by Supervisory Authority. If the Bank is closed by or taken over by the California Department of Financial Institutions or other supervisory authority, including the Federal Deposit Insurance Corporation, such bank supervisory authority may immediately terminate this Agreement without further liability or obligation by the Bank to Executive.

4. Merger or Other Corporate Reorganization. In the event of: (i) a merger where either the Bank or the Company fails to be the surviving corporation, (ii) a transfer of all or substantially all of the assets of the Bank or the Company or (iii) any acquisition, consolidation or other corporate reorganization where there is a change in ownership of at least twenty-five percent (25%) of the Company’s stock except as may result from (i) a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation, or (ii) the issuance of additional shares of stock by the Company in a public stock offering or similar transaction, (collectively, a “change in control”), this Agreement shall not be terminated, and the surviving entity shall be bound by all of the provisions of the Agreement. If in connection with or within one (1) year following the effective date of such “change in control,” Executive’s employment is terminated without cause or “constructively terminated” (as defined below), Executive (or her estate, representative or administrators) shall be entitled to receive from the Bank or its successor entity, as the case may be, a lump sum payment in an amount equal to twelve (12) months’ then base salary at the time of such termination. Such payment shall be in lieu of any other payments otherwise due under this Agreement, and this Agreement shall thereupon be terminated and be of no further force or effect. For purposes of this Agreement, “constructive termination” shall include: (i) any decrease in salary or benefits below those in effect for Executive immediately prior to the change in control, or (ii) any relocation of Executive to a location more than twenty-five (25) miles from that of her principal place of business immediately prior to the change in control.

Notwithstanding the preceding paragraph, if the Bank and/or the Company is not the surviving entity in any transaction contemplated above and said transaction is in any manner the result of any suggestion or order of the Department of Financial Institutions, the Federal Reserve Board or the FDIC, then, in such event, this Agreement shall terminate immediately upon the consummation of such transaction and Executive agrees that all rights, duties and obligations and benefits herein conferred shall thereupon terminate and that Executive shall be entitled to no further compensation or benefits from the Bank other than as required by applicable law. In addition, the Bank shall not be required to make any payments under this paragraph which may be prohibited by law.

5. Termination Without Cause. Notwithstanding anything to the contrary contained herein, it is agreed by the parties hereto that the Bank may at any time and for any reason terminate this Agreement and Executive’s employment by the Bank by action of the

Board of Directors. Such termination shall be effective immediately upon the giving of notice to Executive from the Bank, and all benefits provided by the Bank hereunder to Executive shall thereupon cease, except as provided in this paragraph. Notwithstanding the foregoing, it is agreed that in the event of such termination, Executive shall continue to be paid Executive’s base salary for a period of twelve (12) months immediately following the effective date of Executive’s termination. Such payments shall be payable to Executive in accordance with the normal method of payment as specified in this Agreement and shall be reduced by the amount of any payments received by Executive from other employment. In addition, the insurance benefits provided to Executive hereunder shall be continued if permissible for a period of ninety (90) days after termination. If for any reason such coverage is not permissible, the Company shall instead reimburse Executive for comparable COBRA health insurance continuation coverage, not to exceed the amount per month which the Company was paying on Executive’s behalf as of the date of termination, provided that the total number of days of coverage by the Company and/or reimbursement for COBRA coverage combined shall not exceed ninety (90) days. Such action shall not be construed as a breach of this Agreement, and the payment of such sums shall constitute full and complete performance by the Bank (or any successor-in-interest) of its obligations hereunder. Notwithstanding any provision to the contrary in this Paragraph F.5, no severance benefits shall be payable to Executive hereunder if Executive’s employment is terminated for any of the reasons delineated in Paragraph F.1 hereof.

6. Effect of Termination. In the event of the termination of this Agreement for any reason (except as provided herein), Executive shall be entitled to the salary earned by Executive prior to the date of termination as provided for in this Agreement (except that Executive shall not be entitled to any bonus in the event her employment is terminated for cause as provided in Paragraph F.1 above or in the event Executive voluntarily resigns), computed pro rata up to and including that date; but Executive shall be entitled to no further compensation for services rendered after the date of termination, except as provided in Paragraph F.4 or Paragraph F.5 above. Notwithstanding the foregoing, however, in the event this Agreement is terminated due to non-renewal in accordance with Paragraph A hereof or due to termination without cause pursuant to Paragraph F.4 hereof, Executive shall be entitled to the pro rata portion of her bonus earned for the partial year in question, to be paid as soon as practicable after completion of the audit of the Company’s financial statements for that year.

7. Golden Parachute Limitation. Severance compensation under Paragraph F. 4 or F.5 hereof will be reduced as provided below to avoid the penalties imposed on “parachute payments” under the Internal Revenue Code of 1986 (the “Code”).

(a) If the present value of all Executive’s severance compensation provided by the Bank under Paragraph F.4 or F.5 hereof and outside this Agreement is high enough to cause any such payment to be a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then one or more of such payments will be reduced by the minimum amount required to prevent the severance compensation under this Agreement from being a “parachute payment.”

(b) Executive may direct the Bank regarding the order of reducing severance compensation and other payments from the Bank to comply with this Paragraph F.7.

G.	GENERAL PROVISIONS

1. Trade Secrets. During the Term, Executive will have access to and will become acquainted with what Executive and the Bank acknowledge are trade secrets, to wit, knowledge or data concerning the Bank, including its operations and methods of doing business, and the identity of customers of the Bank, including knowledge of their financial condition and their financial needs. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or thereafter, except as required in the course of Executive’s employment with the Bank.

2. Indemnification. To the extent permitted by law, applicable statutes and the Bylaws or resolutions of the Bank in effect from time to time, the Bank shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted misfeasance or non-feasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Bank including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. However, the Bank shall have no duty to indemnify Executive with respect to any claim, issue or matter as to which Executive has been adjudged to be liable to the Bank in the performance of her duties, unless and only to the extent that the court in which such action was brought shall determine upon application that, in view of all of the circumstances of the case, Executive is fairly and reasonably entitled to indemnification for the expenses which such court shall determine. The Bank shall endeavor to keep in force Directors and Officers Liability Insurance to indemnify and insure the Bank and Executive from and against the aforesaid liabilities. The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive.

3. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during the Term are solely the property of the Bank, and that Executive has no right, title or interest therein. Upon termination of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all of said property to the Bank in good condition.

4. Arbitration. In the event of a breach or dispute pertaining to or arising from this Agreement, the parties hereto agree that any such dispute between the parties arising out of any section of this Agreement will, on the written notice of one party served on the other, be submitted to binding arbitration governed by the laws, rules, regulations and ordinances applicable in San Bernardino County, State of California. In such event, each of the parties will appoint one person as an arbitrator to hear and determine the dispute and if they are unable to agree, then the two arbitrators so chosen will select a third impartial arbitrator whose decision will be final and conclusive upon the parties. A material or anticipatory breach of any section of this Agreement shall not release either party from the obligations of this Paragraph G.4.

5. Notices. All notices, demands or other communications hereunder shall be in writing and shall be delivered in person (professional courier acceptable); or by United States mail, certified or registered, postage prepaid, with return receipt requested; or by facsimile transmission; or otherwise actually delivered, to the addresses for the parties appearing at the inception of this Agreement. The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Paragraph G.5. Any notice, demand or other communication given pursuant to this Agreement shall be deemed to have been given on the date actually delivered, if delivered in person, three days following the date mailed, if delivered by U.S. mail, or upon written confirmation of transmission, if delivered by facsimile.

6. Review by Counsel. Executive represents and warrants to the Bank that she has had this Agreement reviewed by independent legal counsel of her choice, or if she has not, that she has had the opportunity to do so, and hereby waives any claim, objection or defense on the grounds that this Agreement has not been reviewed by legal counsel of her choice.

7. California Law. This Agreement is to be governed by and construed in accordance with the laws of the State of California.

8. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

9. Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

10. Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Bank with the exception of the salary continuation agreement referred to herein and such stock option agreements as the Company and Executive may enter into from time to time. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by both the Bank and Executive.

11. Receipt of Agreement. Each of the parties hereto acknowledge that they have read this Agreement in its entirety and further acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

1ST CENTENNIAL BANK

By:	/s/ Patrick J. Meyer
Patrick J. Meyer
Chairman of the Board

/s/ Suzanne Dondanville
Suzanne Dondanville
(“Executive”)